As filed with the Securities and Exchange Commission on June 25, 2013

Registration No. 333-188855

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Prosensa Holding B.V.(1)

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

The Netherlands	2834	NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

J.H. Oortweg 21

2333 CH Leiden, the Netherlands,

+31 (0)71 33 22 100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

National Corporate Research, Ltd.

10 East 40th Street

New York, New York 10016

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard D. Truesdell, Jr. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	Richard B. Aftanas Andrea L. Nicolas Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Ordinary shares, nominal value €0.01 per share	$74,750,000	$10,196

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2)	Filing fees in the amount of $9,412 were previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

(1)	We intend to change our name from Prosensa Holding B.V. to Prosensa Holding N.V. prior to the consummation of this offering.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-188855) is being filed solely to update the amount of the registration fee paid on the facing page. No changes are made to the prospectus contained in Part I of the Registration Statement and no other changes have been made to the Registration Statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement.

Part II—Information not required in the prospectus

Item 6.    Indemnification of directors and officers

Members of our management board and supervisory board have the benefit of the following indemnification provisions in our Articles of Association:

Current and former management directors and supervisory directors shall be reimbursed for:

a.	The reasonable costs of conducting a defense against a claim based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at our request;

b.	any damages or fines payable by them as a result of an act or failure to act as referred to under a;

c.	the reasonable costs of appearing in other legal proceedings in which they are involved as current or former management director or supervisory director, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that:

a.	a Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that the act or failure to act of the person concerned can be characterized as willful, intentionally reckless or seriously culpable conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

b.	the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss.

If and to the extent that it has been established by a Dutch court or, in the event of arbitration, an arbitrator in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he shall immediately repay the amount reimbursed by the Company.

We also intend to enter into indemnification agreements with each of our management directors and supervisory directors upon the consummation of this offering.

Reference is made to Section 7 of the Form of Underwriting Agreement filed as Exhibit 1.1 to the registration statement which sets forth the registrant’s and the underwriters respective agreements to indemnify each other and to provide contribution in circumstances where indemnification is unavailable.

Item 7.    Recent sales of unregistered securities

Subscription agreement

In January 2012, we issued and sold (i) an aggregate of 5,000,004 of our Class B2 shares at a price per share of €2.30 for an aggregate purchase price of €11,500,009.20 and (ii) an aggregate of 4,107,140 of our Class B3 shares at a price per share of €2.80 for an aggregate purchase price of €11,499,992. All outstanding shares of our Class B2 and Class B3 shares will automatically convert into 9,107,144 ordinary shares upon the completion of this offering.

The Class B2 Shares and Class B3 Shares were issued and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act. We have used the proceeds from this offering for research and development and general corporate purposes.

Option and restricted share grants

The table below summarizes our options issued within the past three years. The grant of the options and the issuance of ordinary shares upon the exercise of options described in the table below were or will be made pursuant to Regulation S under the Securities Act or Section 4(2) of the Securities Act.

Grant date	Number of underlying options	Exercise price per share

March 22, 2011	707,500	€0.01
September—November, 2011	8,500	€0.01
January 1, 2012	10,000	€0.01
March 31, 2012	15,000	€0.01
July 17, 2012	61,600	€0.01
October 22, 2012	31,250	€0.01
December 5, 2012	1,000,000	€0.01

The table below summarizes our restricted shares issued within the past three years. The grants of the restricted shares described in the table below were made pursuant to Regulation S under the Securities Act or Section 4(2) of the Securities Act.

Grant date	Number of Restricted Shares	Purchase price per share

March 22, 2011	78,500	€0.01
October 17, 2011	11,250	€0.01
December 5, 2012	115,000	€0.01

Item 8.    Exhibits

(a)	The following documents are filed as part of this registration statement:

1.1***	Form of Underwriting Agreement.

3.1**	Form of Articles of Association of Prosensa Holding N.V.

3.2*	Articles of Association of Prosensa Holding B.V.

4.1***	Form of Registration Rights Agreement.

5.1***	Opinion of De Brauw Blackstone Westbroek N.V., counsel of Prosensa Holding B.V., as to the validity of the ordinary shares.

8.1***	Opinion of De Brauw Blackstone Westbroek N.V., counsel of Prosensa Holding B.V., as to Dutch tax matters.

8.2*	Opinion of Davis Polk & Wardwell LLP, counsel of Prosensa Holding B.V., as to U.S. tax matters.

10.1**	Second Amended and Restated Shareholders’ Agreement dated January 16, 2012 between Prosensa Holding B.V. and certain of its shareholders.

10.2**	Classes B2 Shares and B3 Shares Subscription Agreement dated January 16, 2012 between Prosensa Holding B.V. and certain of its shareholders.

10.3**†	Amended Research and Licensing Agreement, dated March 1, 2008 between Prosensa Holding B.V. and Leiden University Medical Center.

10.4**†	Research and Development Collaboration and License Agreement, dated October 6, 2009 between Prosensa Holding B.V. and Glaxo Group Limited.

10.5*†	Amendment Agreement #1, dated July 1, 2011 between Prosensa Holding B.V. and Glaxo Group Limited.

10.6*†	Research and Development Collaboration Agreement, dated January 1, 2010 between Prosensa Holding B.V. and L’Association Française Contre les Myopathies.

10.7**	Form of Supervisory Director and Managing Director Indemnification Agreement.

10.8**	English language summary of Lease Agreement between Prosensa Therapeutics B.V. and Stichting Biopartner Academisch Bedrijven Centrum Leiden.

21.1*	List of subsidiaries.

23.1	Consent of PricewaterhouseCoopers Accountants N.V.

23.2***	Consent of De Brauw Blackstone Westbroek N.V., counsel of Prosensa Holding B.V. (included in Exhibit 5.1).

23.3*	Consent of Davis Polk & Wardwell LLP, counsel of Prosensa Holding B.V. (included in Exhibit 8.2).

23.4***	Consent of De Brauw Blackstone Westbroek, N.V., counsel of Prosensa Holding B.V. (included in Exhibit 8.1).

24.1*	Powers of attorney (included on signature page to the registration statement).

24.2***	Power of Attorney of Patrick Van Beneden.

*	Filed as part of this registration statement on Form F-1 (Registration no. 333-188855) on May 24, 2013.

**	Filed as part of this registration statement on Form F-1 (Registration no. 333-188855) on June 10, 2013.

***	Filed as part of this registration statement on Form F-1 (Registration no. 333-188855) on June 18, 2013.

†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leiden, the Netherlands on June 25, 2013.

Prosensa Holding B.V.

By:	/s/ Hans G.C.P. Schikan
Name: Hans G.C.P. Schikan
Title: Chief Executive Officer

By:	/s/ Berndt A.E. Modig
Name: Berndt A.E. Modig
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on June 25, 2013 in the capacities indicated:

Name	Title

/s/ Hans G.C.P. Schikan Hans G.C.P. Schikan	Chief Executive Officer and Management Board Director (principal executive officer)

/s/ Berndt A.E. Modig Berndt A.E. Modig	Chief Financial Officer and Management Board Director (principal financial officer and principal accounting officer)
* Luc M.A. Dochez	Chief Business Officer, Senior Vice-President of Business Development and Management Board Director (principal operating officer)

* Giles V. Campion	Chief Medical Officer, Senior Vice President R&D and Management Board Director

* Daan Ellens	Member of the Supervisory Board (Chairman)

* Rémi Droller	Member of the Supervisory Board

* Peter Goodfellow	Member of the Supervisory Board

* Martijn Kleijwegt	Member of the Supervisory Board

* David Mott	Member of the Supervisory Board

* Patrick Van Beneden	Member of the Supervisory Board

* Colleen A. DeVries SVP of National Corporate Research, Ltd.	Authorized Representative in the United States

*By:	/s/ Berndt A.E. Modig
Berndt A.E. Modig, Attorney-in-Fact